                                                Filed Pursuant to Rule 424(b)(3)
                                                Registration No. 333-78909


                             Prospectus Supplement
                      (To Prospectus Dated June 11, 1999)


                                 $850,000,000

                          [CITRIX LOGO APPEARS HERE]

           Zero Coupon Convertible Subordinated Debentures Due 2019
                               _________________

          This prospectus supplement relates to the resale by the holders of Citrix Systems, Inc. Zero Coupon Convertible Subordinated Debentures Due 2019 and the shares of common stock, $.001 par value per share, issuable upon the conversion of the debentures.

          This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus dated June 11, 1999 including any amendments or supplements thereto. The terms of the debentures are set forth in the prospectus.

          The information in the table appearing under the heading "Selling Securityholders" in the prospectus is amended by adding the information below with respect to persons not previously listed in the prospectus or in any amendments or supplements thereto, and by superceding the information with respect to persons previously listed in the prospectus or in any amendments or supplements thereto that are listed below:

                                          Principal Amount at                              Number of
                                        Maturity of Debentures         Percentage o       Conversion
                                        Beneficially Owned That          Debentures     Shares That May
             Name                             May Be Sold               Outstanding         Be Sold
             ----                             -----------               -----------         -------

Allegheny Teledyne Inc. Pension Plan          $  6,900,000                 0.81%             48,511
Alscott Investments, LLC                      $  5,000,000                 0.59%             35,153
Colgate-Palmolive Company Retirement          $  4,170,000                 0.49%             29,317
 Trust
Delta Airlines Inc. Retirement Plan           $ 32,920,000                 3.87%            231,447
El Pomar Foundation                           $  1,500,000                 0.18%             10,545
Golden Rule Insurance Company                 $  6,700,000                 0.79%             47,105
Frederic C. Hamilton                          $    830,000                 0.10%              5,835
L.A. Fire and Police Pension Fund             $ 24,600,000                 2.89%            172,952
Mark IV Industries, Inc. and                  $  1,380,000                 0.16%              9,702
 Subsidiaries Master Trust
The Class IC Company, Ltd.                    $  3,000,000                 0.35%             21,091
Any other holder of Debentures or
 future transferee from any such              $283,705,000                33.38%          1,994,640
 holder



                             _____________________

            The Date Of This Prospectus Supplement Is July 2, 1999.